THIRD SUPPLEMENT DATED FEBRUARY 25, 1998
                  TO SECOND SUPPLEMENT DATED JANUARY 21, 1998,
                 PROSPECTUS SUPPLEMENT DATED DECEMBER 19, 1997,
                     AND PROSPECTUS DATED NOVEMBER 26, 1997

                             COSTCO COMPANIES, INC.


     The following table sets forth information as of February 25, 1998 as to the security ownership of persons not named as Selling Securityholders in the Prospectus dated November 26, 1997 ("Prospectus"), or the Prospectus Supplements dated December 19, 1997 ("December Supplement"), and January 21, 1998 ("January Supplement"), and information reflecting additional securities acquired by Donaldson Lufkin & Jenrette Securities Corp. ("DLJ") since it was last named as a Selling Securityholder in the January Supplement. Amounts shown for DLJ are not adjusted for any sales that DLJ may have made pursuant to the Registration Statement of which the Prospectus, the December Supplement and the January Supplement form a part. DLJ has provided and will continue to provide financial advisory services to Costco Companies, Inc. (the "Company") for which DLJ has received customary fees. Hamilton E. James, a Managing Director of DLJ, is a member of the Board of Directors of the Company. Except as set forth for DLJ, none of the Selling Securityholders listed below has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                                            Face Amount of                 Shares of Common
                                                                              Notes Owned                 Stock Owned Prior
Selling Securityholder                                                     Prior to Offering               to Offering (1)
----------------------                                                     -----------------               ---------------
BT Alex. Brown, Inc.                                                              $8,100,000                      91,971

Donaldson Lufkin & Jenrette Securities Corporation                               $77,670,000(2)                  881,904(2)

Fidelity Financial Trust:  Fidelity Convertible                                   $4,000,000                      45,418(3)
Securities Fund

Goldman Sachs and Company                                                         $4,600,000                      52,230

State Street Bank, Custodian for G.E. Pension                                     $2,645,000                      30,032
Trust(4)

Swiss Bank Corporation--London Branch                                            $41,130,000(2)(5)               461,333(2)

Tennessee Consolidated Retirement System                                         $12,000,000                     524,254


     (1) Includes the Shares into which the Notes are convertible.

     (2) Includes securities previously registered.

     (3) The Selling Securityholder is a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended. Fidelity Management and Research Company ("FMR Co."), as discretionary investment adviser for the Selling Securityholder's account and others, may be deemed to be the beneficial owner of 4,835,052 Shares, including the Selling Securityholder's Shares. FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to the Selling Securityholders and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

     (4) In the January Supplement, the Selling Securityholder inadvertently was named as State Street Bank Custodian FORGE Pension Trust.

     (5) SBC Warburg Dillon Read Inc. acts as an investment adviser for Swiss Bank Corporation--London Branch.



          The date of this Prospectus Supplement is February 25, 1998.